Exhibit 99.1
McKesson Reaches Agreement to Settle All Private Party Claims In
Average Wholesale Price Litigation
SAN FRANCISCO, November 21, 2008 — McKesson Corporation (NYSE: MCK) today announced that it has reached an agreement to settle all private party claims relating to First DataBank’s published drug reimbursement benchmarks, commonly referred to as Average Wholesale Prices (AWPs), for $350 million. The settlement terms, which are subject to final court approval, include an express denial of liability of any kind. The company will also record a reserve for outstanding and expected future AWP-related claims by public entities, which is currently estimated to be $143 million.
The combination of the settlement announced today and the decision by the company to establish an estimated reserve for the remaining AWP-related claims will result in a pre-tax, non-cash charge in McKesson’s third fiscal quarter ended December 31, 2008 of $493 million or $311 million after-tax, approximately $1.14 per basic share. This charge is not expected to have any material impact on the company’s financial flexibility or on McKesson’s ability to continue to pursue and execute its business plans.
“As we have consistently stated, we believe the plaintiffs’ allegations are without merit, and that McKesson adhered to all applicable laws,” said John H. Hammergren, chairman and chief executive officer. “Yet when faced with the inherent uncertainty of this litigation, we determined that entering into the settlement agreement was in the best interest of our shareholders, customers, suppliers, and employees.”
The settlement will now be submitted to the court for preliminary approval, followed by notice to the class and a final approval hearing, which has not yet been scheduled.
The AWP litigation is described in more detail in the company’s public reports filed with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended March 31, 2008 and Form 10-Qs for the quarterly periods ended June 30, 2008 and September 30, 2008.
McKesson has scheduled a Webcast and teleconference for 9:00 a.m. Eastern Time today to discuss this announcement. To access the Webcast, go to www.mckesson.com and click on the link under “Events.” The dial-in number for individuals wishing to participate in the call is 415-228-4853. Ana Schrank, vice president, Investor Relations, is the leader of the call, and the password to join the call is “McKesson.” A playback of the call will be available through November 28, 2009 by calling 402-220-0203.

Risk Factors
Except for historical information contained in this press release, matters discussed may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These statements may be identified by their use of forward-looking terminology such as “believes”, “expects”, “anticipates”, “may”, “will”, “should”, “seeks”, “approximately”, “intends”, “plans”, “estimates” or the negative of these words or other comparable terminology. The discussion of financial trends, strategy, plans or intentions may also include forward-looking statements. It is not possible to predict or identify all such risks and uncertainties; however, the most significant of these risks and uncertainties are described in the company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to: material adverse resolution of pending legal proceedings; changes in the U.S. healthcare industry and regulatory environment; competition; the frequency or rate of branded drug price inflation and generic drug price deflation; substantial defaults or material reduction in purchases by large customers; implementation delay, malfunction or failure of internal information systems; the adequacy of insurance to cover property loss or liability claims; the company’s failure to attract and retain customers for its software products and solutions due to integration and implementation challenges, or due to an inability to keep pace with technological advances; loss of third party licenses for technology incorporated into the company’s products and solutions; the company’s proprietary products and services may not be adequately protected, and its products and solutions may be found to infringe on the rights of others; failure of our technology products and solutions to conform to specifications; disaster or other event causing interruption of customer access to data residing in our service centers; increased costs or product delays required to comply with existing and changing regulations applicable to our businesses and products; changes in government regulations relating to patient confidentiality and to format and data content standards; the delay or extension of our sales or implementation cycles for external software products; changes in circumstances that could impair our goodwill or intangible assets; foreign currency fluctuations or disruptions to our foreign operations; new or revised tax legislation or challenges to our tax positions; the company’s ability to successfully identify, consummate and integrate strategic acquisitions; changes in generally accepted accounting principles (GAAP); and general economic conditions. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The company assumes no obligation to update or revise any such statements, whether as a result of new information or otherwise.

About McKesson
McKesson Corporation, currently ranked 18th on the FORTUNE 500, is a healthcare services and information technology company dedicated to helping its customers deliver high-quality healthcare by reducing costs, streamlining processes, and improving the quality and safety of patient care. McKesson is the longest-operating company in healthcare today and in 2008 is marking 175 years of continuous operations. Over the course of its history, McKesson has grown by providing pharmaceutical and medical-surgical supply management across the spectrum of care; healthcare information technology for hospitals, physicians, homecare and payors; hospital and retail pharmacy automation; and services for manufacturers and payors designed to improve outcomes for patients. For more information, visit us at www.mckesson.com.
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Contact:
Ana Schrank, 415-983-7153 (Investors and Financial Media)
Ana.Schrank@McKesson.com
James Larkin, 415-983-8736 (General and Business Media)
James.Larkin@McKesson.com